Exhibit 5.2

Alcoa Inc.

[Alcoa logo]	390 Park Avenue New York, NY 10022-4608 USA Tel: 1 212 836 2600 Fax: 1 212 836 2818

September 22, 2014

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Ladies and Gentlemen:

I am a Counsel of Alcoa Inc., a Pennsylvania corporation (the “Company”), and in that capacity I am familiar with:

(i)	the Registration Statement on Form S-3 (File No. 333-197371) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on July 30, 2014 relating to the registration under the Securities Act of 1933, as amended (the “Act”), of $5,000,000,000 aggregate initial offering price of the Company’s debt securities, Class B Serial Preferred Stock, $1.00 par value, depositary shares, common stock, $1.00 par value, warrants, stock purchase contracts and stock purchase units (collectively, the “Securities”), to be offered from time to time on terms to be determined at the time of the offering; and

(ii)	the Prospectus dated July 30, 2014 relating to the Securities (the “Prospectus”), as supplemented by the Prospectus Supplement dated September 17, 2014 (the “Prospectus Supplement”) relating to the offering and sale by the Company of $1,250,000,000 aggregate principal amount of 5.125% Notes due 2024 (the “Notes”).

The Notes are to be issued under the Indenture, dated as of September 30, 1993 (the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor in interest to J. P. Morgan Trust Company, N.A. (formerly Chase Manhattan Trust Company, National Association, as successor to PNC Bank, National Association), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of January 25, 2007 (the “First Supplemental Indenture”) between the Company and the Trustee, the Second Supplemental Indenture dated as of July 15, 2008 (the “Second Supplemental Indenture”) between the Company and the Trustee, and the Third Supplemental Indenture dated as of March 24, 2009 (the “Third Supplemental Indenture”) between the Company and the Trustee (the Original Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”) and sold pursuant to the Underwriting Agreement dated September 17, 2014 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, as representatives of the underwriters named therein.

As a Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined the Articles of Incorporation and By-Laws of the Company; the Indenture; the Registration Statement; the Prospectus and the Prospectus Supplement; the Underwriting Agreement; the resolutions adopted by the Board of Directors of the Company relating to the filing of the Registration Statement and the issuance and sale of the Securities and related resolutions adopted by the Executive Committee of the Board of Directors of the Company; the Certificate of Issuance and Sale dated September 17, 2014; the Certificate of Designated Officer Establishing Terms of Debt Securities dated September 22, 2014; and such other certificates of officers of the Company and other documents, corporate records and questions of law as I have considered necessary for the purposes of this opinion.

In making such examination and rendering the opinion set forth below, I have assumed that (i) each document submitted to me is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. I have further assumed the legal capacity of natural persons and that each party to the documents I have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

On the basis of the foregoing, I advise you that, in my opinion, the Notes have been duly and validly authorized by the Company, and, upon proper execution, delivery and authentication in accordance with the provisions of the Indenture against payment therefor, the Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with and subject to their respective terms and the terms of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by general equitable principles, and except that no opinion is expressed as to the availability of the remedy of specific performance.

I am a member of the bar of the Commonwealth of Pennsylvania and my opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company dated the date hereof and to the reference to me under the heading “Legal Matters” in the Prospectus Supplement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission under the Act.

Very truly yours,

/s/ Thomas F. Seligson

Thomas F. Seligson

Counsel

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